EXHIBIT 10.11

LICENSE AGREEMENT

This License Agreement (the "Agreement"), dated as of this 5th day of October, 2010, by and between Modular Properties Limited, Inc., a corporation duly organized and existing under the laws of the British Virgin Islands, with its principal place of business at 498 Palm Springs Drive, Altamonte Springs, FL 32701 (the "Licensor"), and Worldwide Medassets, Ltd. a company duly organized and existing under the laws of the Lebanon, with its principal place of business at Riad El Solh, Box 11-395, Beirut, Lebanon (the "Licensee").

RECITALS

1.
Licensor has developed the "Patent Rights" (as hereinafter defined) used in connection with operating medical clinics that provide medical services of a distinctive character and quality generally associated with and known as “Boston Method.”  Licensor has publicized certain names and logo design generally known as "Boston Medical," the "Trademarks" (as hereinafter defined), trade names, service marks, logos, slogans, trade dress, commercial symbols, operational systems and other intellectual property rights of Licensor in connection with the operation of a system in various countries throughout the world.

2.
Licensor licenses the use of the Patent Rights and Trademarks, and certain other patents, trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, operational systems, and other intellectual property rights of Licensor in connection with the medical clinics to selected Persons who will comply with Licensor’s uniformity requirements and quality standards.

3.	Licensee desires to develop medical clinics within the area described in this Agreement, in conformity with the Licensor’s uniformity requirements and quality standards.

4.	Licensor is willing to enter into this Agreement in reliance upon the skill, business aptitude, management ability, integrity, moral character, and financial capabilities of Licensee.

5.
Licensee has had a full and adequate opportunity to read and review this Agreement, and to be thoroughly advised of the terms and conditions hereof. Licensee is able to evaluate, and has, to its satisfaction, evaluated, the risks associated with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.	DEFINITIONS

1.1       The following is a non-exclusive list of definitions of terms used in this Agreement:

"Affiliate" shall mean with respect to any Person, a Person:  (i) which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; (ii) which beneficially owns or holds five percent (5%) or more of any class of voting stock or other equity interest of the Person specified; (iii) five percent (5%) or more of the voting stock or other equity interest of which is owned or held by the Person specified; or, (iv) who is a director or officer (or the equivalent) of the Person specified or any entity specified in parts (i), (ii), or (iii) of this definition. For all purposes hereof, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract, or otherwise.

"Clinics" shall mean the medical clinics established by Licensee pursuant to this Agreement, including Sections 9.2 and 17.2 hereof.

"Effective Date" shall mean the date of execution of this Agreement by the last to sign of either the Licensor or Licensee.

"Government Authority" means any foreign, federal, state, provincial, or local governmental entity or authority, or any department, commission, board, bureau, agency, court, or instrumentality thereof which may have legal jurisdictions over the operations and activities of Licensee and/or Licensor as to this Agreement.

"Gross Receipts" shall mean and include receipts generated as a result of the sale of the Licensed Services by each Clinic, or otherwise resulting from or attributable to the use of the Licensed Rights by each Clinic, and shall include, without limitation, the following: receipts from sales revenues and credit transactions.  Notwithstanding the foregoing, the following, and only the following, shall be excluded from the term "Gross Receipts": sales taxes (or the equivalent) imposed by any Government Authority upon the sale of the Licensed Services by the Clinic and actually paid to such Government Authority.

"Law" means any and all laws, judgments, decrees, orders, rules, regulations, or official legal interpretation of any Government Authority.

"Licensed Rights" shall mean (i) the diagnostic/treatment chart and other patent and intellectual property rights described in Exhibit "A", (ii) the logo design with the words "Boston Medical Group" and "The Boston Method" (which shall be utilized by Licensee only to the extent provided for in this Agreement, or, as applicable, each Local Operator, and, to the same extent, all variations thereon adopted by Licensor or its Affiliates for use in connection with Licensor and all associated trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights of Licensor and its Affiliates used or available for use in connection with any Licensor medical clinic to the extent applicable to the locality of each Clinic, including, without limitation, the trademarks, trade names, service marks, logos, slogans, trade dress, commercial symbols, and other intellectual property rights set forth, respectively, in Exhibit "B", together with any other trademark, trade name, service mark, logo, slogan, trade dress, commercial symbol, or other intellectual property right (and all registrations therefor) owned, or the rights to which are subsequently developed or acquired, by Licensor or its Affiliates, necessary for or related to the operation of each Clinic in the Territories as contemplated herein; and, (iii) the Manuals, and Licensor’s specifications and technical data relating to the design and construction of the Licensor's medical clinics, as well as the design, manufacture, layout, and installation of equipment therein, and the operating processes and other information contained in the Manuals, and such other manuals, materials, and instructions produced from time to time, and all translations thereof, all as reduced to practice and used by Licensor and its Affiliates as of the date hereof and from time to time hereafter in connection with the operation of the Licensor's medical clinics.

"Licensed Services" means Licensor approved services in association with the Licensed Rights including, but not limited to, those specified on Exhibit "A" and Exhibit "B".

"Local Operator" shall mean any Person with whom Licensee has contracted or may contract, and through whom Licensee will own an interest in, and through whom Licensee will manage, one or more Clinics, as provided for in, and subject to the terms of, this Agreement.  Said Local Operators shall have executed an acknowledgment of Licensor's rights as relates to the Licensed Rights and confidentiality agreements in such form provided by Licensor at the sole discretion of Licensor.

"Manuals" means all operating manuals and all instructional information utilized in connection with the Licensed Rights.  The Manuals are prepared in the English language. Licensee shall be responsible for any and all translations of such Manuals desired by Licensee, using a professional licensed translator, including all costs associated therewith; provided, however, that while Licensee shall be permitted hereunder to create and utilize internally a translated version of any Manual without first obtaining the approval of Licensor of the translated contents thereof, each such translated Manual shall be promptly delivered by Licensee to Licensor for approval of the contents thereof, which approval shall not be unreasonably withheld or delayed following the delivery of a copy thereof to Licensor.  The English and translated versions of the Manuals shall, wherever possible, be construed in a consistent manner. However, in the event, following any such construction, there is any conflict between the English and translated version of any Manual, the English version shall control.  Such Manuals, among other things, set the standards and specifications for use of the Licensed Rights and other insignia, including, without limitation, design, decor, color schemes, and patterns of furnishings, dress, staffing, training, and operations procedures of each Clinic.  Such Manuals may be amended, supplemented, or otherwise modified from time to time by Licensor in its sole discretion upon not fewer than thirty (30) days notice to Licensee, and Licensee, by entering into this Agreement, agrees to be bound by all such amendments, supplements, and modifications, except as may be otherwise required by: (i) applicable Law; (ii) in the reasonable judgment of each of Licensor and Licensee, local customs or operating conditions of each Clinic, respectively; or, (iii) this Agreement.  Such Manuals, either in English or as translated, shall at all times remain the property of Licensor.  The provisions of this Agreement and the provisions of the Manuals shall, wherever possible, be construed in a manner which consistently gives full effect to each such provision.  However, in the event, following any such construction, any provision of the Manuals is inconsistent with any provision of this Agreement, the provisions of this Agreement shall control.  Notwithstanding any other provision herein to the contrary, Licensee shall be responsible for conforming such Manuals to the applicable medical standards for its Territory and as may be deemed medically advisable or necessary in the exercise of independent professional judgment by licensed physicians at the Clinics, as well as for the implementation of the policies, procedures and/or operations of its clinics and/or provision of its services in a manner that conforms to applicable regulatory and/or legal requirements of Government Authorities.

"Patent Rights" shall mean the patents, patents pending and know-how described in Exhibit "A".

"Person" shall mean any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated association or any governmental entity.

"Royalty Default Rate" shall mean (i) eighteen percent (18%) per annum; or (ii) the highest applicable legal rate.  The payment of such interest shall not foreclose Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

"Term" shall be the period of time set forth in Section 12.1 hereof.

"Territory" shall mean the Continental United States of America (“Country”).

"Trademark Protection" shall mean all trademark applications, registrations, and other forms of protection for the Trademarks which may be available in a country in the Territory.

"Trademarks" shall mean individually or collectively the trademarks, service marks or other designations shown on Exhibit "B" attached hereto.  The term Trademark will be used interchangeably, whether such marks are used in association with goods or services.  No other word, symbol, or form or derivation of a word or symbol, is included within this license.

1.2            Scope of Terms.  Reference to terms defined herein shall include the plural or singular forms of such terms, and the male, female, or neutral gender thereof, as appropriate.

1.3            Reference Terms.  The use of the words “herein,” “hereof,” “hereinafter,” “hereinabove,” and other words of similar import shall be deemed to refer to this Agreement as a whole, and not to a specific section, subsection, or paragraph thereof.

2.	GRANT OF LICENSE

2.1           Subject to the terms and conditions of this Agreement, and upon payment in full of license fees set forth hereunder, Licensor grants to Licensee, the non-exclusive right to use the Licensed Rights in connection with the operation of the Clinics, during the Term and only in the Territory in connection with the marketing, promotion, performance and sale of the Licensed Services performed in accordance with the specifications and quality standards established by Licensor and Licensee's compliance with this Agreement.  Notwithstanding any other provision of this Agreement, the Licensee shall not commence operating within the Territory unless Licensee has delivered to Licensor a legal opinion that it is lawful (under applicable Law) for the Licensor and Licensee to perform their respective duties hereunder.

2.2           Licensor reserves all rights with respect to the Licensed Rights not expressly licensed to Licensee hereunder, and Licensor may grant licenses to others outside and within the Territory to use the Licensed Rights in any manner whatsoever in connection with any services whatsoever.   Licensee acknowledges that as of the effective date hereof, Licensor has granted a non-exclusive license within the Territory to North American Men’s Center, Inc., a Florida corporation.

2.3           Licensee acknowledges that Licensee's use of the Licensed Rights is for the sole benefit of Licensor and that Licensee will claim no interest therein beyond those rights expressly granted by this Agreement, and Licensee further agrees and acknowledges that its use of the Licensed Rights shall not create, in its favor, any right, title, or interest therein, but all such uses shall inure to the benefit of Licensor.  Licensee agrees that it will not during the term of this Agreement or thereafter, attack the title, validity or any rights of Licensor in and to any other license agreement involving the Licensed Rights to which Licensor is a party.

2.4           Except insofar as Licensee may use the Licensed Rights in accordance with the provisions of this Agreement, Licensee shall not use or register or attempt to register any trademark, service mark, or other designation that may be, in Licensor's opinion, the same or confusingly similar to the Licensed Rights.  Licensee shall not, by action or inaction, do anything likely to destroy, impair, diminish or dilute the value or reputation of Licensor, the Licensed Rights or the good will associated therewith.  Licensee shall provide Licensor with such information and assistance as may be required to obtain, maintain, and renew registrations for and to prove use of the Licensed Rights in the Territory in Licensor's name.  These obligations shall survive termination of this Agreement.

2.5           Licensee shall require that each Local Operator:  (a) recognize the Licensed Rights as belonging to Licensor (b) not use the Licensed Rights or any confusingly similar trademarks, service marks, or designations for any other purpose whatsoever, and (c) cease and refrain from all use of the foregoing upon termination of this Agreement or the agreement with Licensee, whichever is first.  Licensor shall have the right to require that Licensee use with its sublicenses a form of written contract, specified or approved by Licensor, that will protect Licensor's interests.

3.	PAYMENTS

3.1           In consideration of the execution of this Agreement by Licensor, Licensee shall pay to Licensor a non-refundable fee, as provided on Exhibit “C”, and other valuable consideration (the "Territory Development Fee") receipt of which is hereby acknowledged by Licensor.  It is the specific intention of the parties hereto that the Territory Development Fee has been earned in full, and shall not be subject to refund or offset, regardless of whether or not any Clinics are opened.

3.2           As consideration for the license, rights and privileges granted herein, Licensee agrees to pay to Licensor, from the Effective Date through termination of this Agreement, a running royalty (the "Royalty"), as provided in Exhibit “D”, which Royalty shall be a percentage of the Gross Receipts of Licensee during the term of this Agreement.  Licensee shall remit such royalties to Licensor on the last day of the month following the end of the calendar quarter covered by the Agreement together with reports as provided in Section 4.2. hereof.  The Royalty shall be non-refundable and shall not be subject to offset.

3.3           All fees, royalty payments and amounts payable hereunder shall be paid to Licensor in U.S. currency in immediately available funds at such address or to such account as shall be designated in writing by Licensor.

3.4           Licensee shall pay interest on all overdue amounts hereunder from the due date of such amounts until paid at the Royalty Default Rate.

4.	REPORTS, RECORDS, AND INSPECTION

4.1           Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder.  Said books of account shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.  Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of Licensor or its agents for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement.

4.2           Licensee, within forty-five (45) days after the end of each calendar quarter (March 31, June 30, September 30, and December 31, of each year) of each year, shall deliver to Licensor true and accurate reports, giving such particulars of the business conducted by Licensee during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  These shall include at least the following:

A.      Amount of Licensed Services performed and sold.

B.      Total billings for Licensed Services performed and sold.

C.      Accounting for all Licensed Services and other services performed and sold (including sales of licensed services relative to total sales).

D.      Deductions from total billings consistent with this Agreement.

E.      Total royalty due.

F.      Profit and Loss Statement of Licensee.

With each such report submitted, Licensee shall pay to Licensor the Royalty due and payable under this Agreement.  If no Royalty shall be due, Licensee shall so report.

4.3           Within ninety (90) days following the end of each calendar year of this Agreement, Licensee shall deliver to Licensor (A) Licensee’s certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement and (B) a written statement setting forth the amount of Licensed Services sold and the calculations for the Royalty, including sufficient information and detail to confirm the calculations, used to determine such amounts, which calculations shall be signed and certified as true and correct by an independent certified public accounting firm chosen by Licensee and acceptable to Licensor, which acceptance shall not be unreasonably withheld.  If this statement disclosed that the amount of the Royalty paid during any period to which the report relates was less than the amount required to be paid or that any other amount is due Licensor, Licensee immediately shall pay such amounts, together with accrued interest at the Royalty Default Rate in cash or other immediately available funds.  Licensor shall have the right to examine and audit the books and records of Licensee to verify the amount of Licensed Services sold.

4.4           Licensor may also appoint a certified public accountant, or the equivalent thereof, of Licensor's choice, for purposes of auditing Licensee's relevant records.  If such an audit determines that Licensee has underpaid royalties by five percent (5%) or more, then Licensee shall pay for the entire cost of said audit and Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee.

4.5           Licensee acknowledges that Licensor may, during the term hereof, use the information in the provided reports for purposes of its international marketing efforts and included in calculation and representations of worldwide revenue generated by Licensed Rights.

5.	QUALITY CONTROL

5.1           Licensor reserves the exclusive right to establish standards for and exercise control over the nature and quality of Licensed Services and the advertising and promotional materials employing Licensed Rights, and Licensee shall adhere to such standards.  Licensor shall rely upon Licensee for adherence to any restrictions or regulatory specification relative thereto and assumes no responsibility for and makes no representation about such advertising text, content or material.

5.2           Licensor reserves the exclusive right to determine the method and form of use and display of Licensed Rights and Licensee will be bound by all such decisions of Licensor and will so use and display Licensed Rights.

5.3           Licensee will forward to Licensor, prior to initial use thereof detailed descriptions and, where appropriate, printed material, films, videotapes, photographs, and other material and information as may be requested by Licensor setting forth and describing the Licensed Services which it desires to offer, for the approval of Licensor as to the nature and quality of the Licensed Services and for approval of materials relating to the advertising or promotion of the Licensed Services.

5.4           Approval shall be deemed given if Licensor does not disapprove within ten (10) business days after receipt of such samples, descriptions, and materials, except that if Licensor notifies Licensee that further testing or examination is needed, Licensor shall have an additional ten (10) business days to disapprove before approval is deemed given.  If the samples, descriptions, or materials are disapproved, Licensee shall correct or modify, as directed by Licensor, and resubmit such samples, descriptions, and materials for approval following the procedure above.  All subsequent performance of Licensed Services shall conform in their specifications and quality to the samples, descriptions, and materials approved by Licensor.

5.5           Licensor and its designees shall have the right, at all reasonable times, to inspect the Licensed Services and Licensee’s (or the Local Operator's) facilities for and methods of performing them.

5.6           In the event that the quality, usage and/or notice standards referred to above are not maintained throughout the term of this Agreement, then, upon receipt of written notice from Licensor, Licensee shall immediately discontinue any and all, offering for sale, sale, advertising, promotion, shipment and distribution of the Licensed Services in connection with which the said quality, usage, or notice standards have not been met and shall thereafter immediately take all measures to rectify said deficiencies unless directed otherwise by Licensor.

5.7           Licensee hereby agrees that it shall not sell, transfer, import, export or reexport any Licensed Services in any form, except in compliance with all applicable Laws and will not sell, transfer, import, export or reexport any such Licensed Services with any persons or entities with regard to which there exist grounds to suspect or believe that they are violating such Laws.  Licensee shall be solely responsible for obtaining all licenses, permits, or authorizations required from the U. S. government or any other government.  To the extent not inconsistent with this Agreement, Licensor agrees to provide Licensee with such assistance as it may reasonably request in obtaining such licenses, permits or authorization.

5.8           Licensee shall market Licensed Services in a manner consistent with high quality services so that such marketing shall not reflect negatively or adversely upon the Licensed Services, the good name of Licensor or the Licensed Rights.  Licensor shall have a prior-to-use reasonable right of approval for all promotional, marketing and advertising materials and concepts for each promotional campaign Licensee uses to market Licensed Services.  In this regard, Licensor shall have a reasonable right of approval prior to the development of final television, radio or printed advertisements, the final "story boards" with respect to television advertising, the final "script" with respect to radio spots and the final "layouts" with respect to printed advertisements.  Licensor shall also have a right of reasonable approval with respect to the actors or actresses used in connection with any such advertising campaigns; provided that Licensee shall have the right to make minor variations in the promotional, marketing and advertising materials used in connection with approved promotional campaigns.  All advertisements and advertising campaigns shall conform in all material respects to the approvals given by Licensor.

6.	TRADEMARK PROTECTION

6.1           Licensor shall have the right, but not the obligation, to obtain such Trademark Protection, including trademark registrations, for the Trademarks as Licensor deems appropriate in the Territory.  The filing, prosecution, and maintenance of the Trademark Protection outside the Territory shall be the primary responsibility of Licensor.  Upon the request of Licensor from time to time, the filing and maintenance of Trademark Protection within the Territory shall be the primary responsibility of Licensee, at its cost and expense; provided, however, in the event that Licensor elects to maintain Trademark Protection within the Territory, payment of all fees and costs relating to the filing, prosecution and maintenance of the Trademark Protection within the Territory shall be the responsibility of the Licensor.

6.2           Licensee agrees that it shall not at any time without the prior written consent of Licensor apply for any Trademark Protection which would affect Licensor’s ownership of any rights in the Trademarks, nor file any document with any Government Authority or take any other action which could affect Licensor’s ownership of the Trademarks, or aid or abet anyone else in doing so, whether or not said trademark protection, document, or authority is sought or obtained outside the Territory.  Any such application or processing of Trademark shall be made by Licensee in the name of Licensor.

6.3           Whenever Licensee uses the Trademarks, Licensee shall affix a trademark notice and agrees to use, as appropriate, the symbol "®" in connection with its use of the Trademarks, or "TM" or "SM" where the mark has not been registered federally, and in each instance where appropriate accompanied by the words "Reg. TM of Licensor" or a reasonable facsimile thereof or such other reference as may be designated by Licensor from time to time.  As to the Licensed Rights other than Trademarks, the Licensee shall affix such markings as required by Licensor.  Licensee shall not use any other markings, legends, or notices on or in association with Licensed Services without the express written permission of Licensor.  Licensee shall use the Trademarks only as trademarks or service marks in marketing and promoting Licensed Services.  Licensor shall have the right to own and register any such other trademark or service mark which is registerable, including a Trademark or Service Marks in any format, and such trademarks or service marks owned or registered by Licensor shall be included in the Trademarks, and Licensee shall cooperate with Licensor by providing packaging, labeling, advertising materials, promotional materials or such other documentation as may be required to obtain and maintain such registration.

6.4           Unless Licensor consents in writing, Licensee shall use the Trademarks:

A.      Only for the purpose of and pursuant to this Agreement;

B.      Only in a manner consistent with the scope of the relevant registration of the Trademarks or applications therefor in the Territory; and

C.      Only in the manner permitted and prescribed by Licensor as set forth herein.

7.	INFRINGEMENT

7.1           Licensee agrees to notify Licensor promptly if Licensee becomes aware of:

A.      any uses of, or applications or registrations for, a trademark, service mark or patent that conflicts with any of the Licensed Rights;

B.      any act of infringement, imitation or unfair competition involving the Licensed Rights;

C.      any allegations or claims, whether or not made in a lawsuit, that the use of any of the Licensed Rights infringes any trademark or service mark or other right of another Person.

7.2           Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement, imitation or unfair competition at Licensor's cost and expense.

7.3           Licensee shall not have the right to institute or settle any claim or litigation  asserting or affecting the Licensed Rights, as pertains to infringement, or to take any action on account of the foregoing activities without first obtaining Licensor’s written consent.

7.4           Licensee agrees to assist Licensor at Licensor’s cost and expense, to the extent necessary in the procurement of any protection or to protect any of Licensor’s rights to the Licensed Rights, and Licensor, if it so desires, may commence or prosecute any claims or suits in its own name, or with Licensee’s consent, in the name of Licensee or join Licensee as a party thereto.

8.	INDEMNIFICATION/INSURANCE

8.1            Indemnification by Licensee.

A.      Licensee hereby indemnifies Licensor and its Affiliates and undertakes to defend and hold harmless Licensor and its Affiliates, and their respective officers, agents, and employees (collectively the "Indemnitee(s)") from any and all claims, suits, liabilities, actions, losses, damage, costs and expenses, including legal expenses and attorneys’ fees, whether incurred as the result of a third party claim or resulting from the enforcement of this indemnification clause by Licensor or its Affiliates against Licensee, arising out of the performance of Licensed Services, activities of Licensee or arising under any other right, act or obligation of Licensee hereunder.

B.      In the event that the appointment of attorneys becomes necessary to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, the Indemnitee shall, in the Indemnitee’s sole discretion, select attorneys or accept attorneys provided by Licensee at Licensee’s expense.  Licensee shall reimburse the Indemnitee for all legal expenses and attorneys fees billed to the indemnitee by attorneys selected by the indemnitee, provided that such fees and expenses are reasonable for the services that have been provided.

8.2            Insurance.

A.      Licensee agrees to procure, keep in force and maintain at its sole expense policies of comprehensive general liability, professional liability, Director and Officer insurance and product liability insurance naming the Licensor and its Affiliates as additional insureds.  Such comprehensive general liability insurance shall provide (a) product liability coverage, and (b) broad form contractual liability coverage for indemnification of the Indemnitees herein.  The policy shall provide for policy limits in the amount of at least Two Million U.S. Dollars ($2,000,000.00), or if more should be required by Government Authorities within the Territory.

B.      Licensee shall provide Licensor with written evidence of such insurance upon request, and shall provide Licensor with written notice at least forty-five (45) days prior to the cancellation, non-renewal, or material change in such comprehensive general liability insurance. Licensor shall have the right to terminate this Agreement if Licensee does not obtain replacement insurance providing comparable coverage within such forty-five (45) day period.

C.      Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee and (ii) a reasonable period after the period referred to in section (i) above, which in no event shall be less than five (5) years.

9.	MARKETING, SALES, AND ADVERTISING

9.1           Licensee shall use its best efforts to promote, market, and sell Licensed Services to obtain maximum commercialization thereof in the Territory, and shall maintain staffing or contracted services sufficient for that purpose.  Licensee shall deliver to Licensor on or before the initiation of the initial marketing within the Territory or prior to any marketing which may substantially vary from a previously approved business plan, a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for developing, promoting, marketing, and selling Licensed Services ("Marketing Plan").  Any such Marketing Plan shall include the following basic elements:

A.      Print advertisement that attracts eye of male clients;

B.      Advertise the immediate effect/results of the treatment;

C.      Establishment of a national call center service in the Territory; and

D.      Advertise the use of licensed physicians.

9.2           Licensee agrees that it will open no less than four (4) separate Clinics within the Territory, within one year of the Effective Date.  Minimum size of any Clinic and configuration shall be no less than the guidelines established by Licensor a basic model thereof is attached hereto as Exhibit "E".  All established Clinics must include:

A.	A professional office space of a quality and configuration consistent with the standards of Licensor;

B.	Furnishings and equipment within the office space consistent with the standards of Licensor;

C.	Target marketing for geographic location of clinic facility;

D.	Staffing by professional and non-professional personnel consistent with the standards of Licensor; and

E.	Training of all staff consistent with professional requirements and within the standards of Licensor.

10.	DISCLAIMER OF WARRANTIES

10.1           THE LICENSED RIGHTS AND LICENSED SERVICES ARE PROVIDED ON AN "AS IS" BASIS WITHOUT ANY WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.2           Each party hereto acknowledges that no approval, waiver, condition, submission for approval, or the like by the other party constitutes a warranty or guarantee by such other party with respect to the success of the Clinic or the appropriateness or legality of the particular items so approved.  Each party should obtain independent professional guidance as to all aspects of its business operations, and expressly acknowledges that it is not in any way relying on the other party’s approvals, consents, waivers, conditions, submissions, or the like.  Except to the extent specifically provided in this Agreement, no party makes any warranty or guarantee upon which the other party may rely, and assumes no liability or obligation to the other party by granting any waiver, approval, or consent, or, except to the extent otherwise specifically provided in this Agreement, by reason of any delay or denial of any request therefor.  Each party is entering into this Agreement based solely upon such party’s informed business judgment and evaluation, and not based upon any assurance by the other party that the business operations to be conducted hereunder or at any Clinic will be successful, or that any specific level of profit therefrom will be achieved.

11.	LIMITATION OF LIABILITY

LICENSOR SHALL NOT BE LIABLE TO LICENSEE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) INCURRED BY LICENSEE AS A RESULT OF ANY BREACH OF THIS AGREEMENT, ARISING OUT OF THIS AGREEMENT OR THE USE OR INABILITY TO USE THE LICENSED RIGHTS, INCLUDING, BUT NOT LIMITED TO, ANY LOST PROFITS OR COST SAVINGS, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS, AND OTHER TORTS.

12.	TERM, TERMINATION AND REMEDIES

12.1           The term of this Agreement shall be for twenty (20) years from the Effective Date of this Agreement.

12.2           This Agreement shall terminate upon the occurrence of any of the following events:

A.      If either of the parties is in breach or default of any of the material terms, conditions or covenants of this Agreement, and the breaching party fails to effect cure within thirty (30) days after written notice is given to the breaching party, then, in addition to all other rights and remedies in Law or equity, the injured party shall have the right to terminate this Agreement.  Should Licensee fail to pay Royalty or other amounts due and payable to Licensor hereunder (the "Licensee Payments"), Licensor shall have the right to terminate this Agreement on thirty (30) days’ notice, unless Licensee shall pay Licensor within the thirty (30) day period, all such Licensee Payments and interest thereon calculated at the Royalty Default Rate.  Upon the expiration of the thirty (30) day period, if Licensee shall not have paid all such Licensee Payments and interest due and payable, the rights, privileges and license hereunder shall terminate.

B.      Licensee or any Local Operator files or has filed against it a petition in bankruptcy or judicial or administrative declaration of insolvency;

C.      Licensee or any Local Operator ceases to exist or to do business, sells or transfers any major part of its business or in any way voluntarily or involuntarily commences liquidation or dissolution or corporate reorganization proceedings or winding up of its business or decides or manifests a decision to do so without the prior written consent of Licensor;

D.      There is a change of fifty percent (50%) or more in the shareholder/member control of Licensee or any Local Operator, and Licensee has failed to obtain the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed;

E.      There is governmental expropriation of any of the assets of Licensee or any Local Operator that relates to its activities under this Agreement;

F.      There is a levy against assets or lien imposed against Licensee or its Affiliates by any judgment creditor, which Licensor in its sole, absolute and unfettered discretion deems threatening to the solvency of Licensee or adverse to the reputation of the Licensed Rights hereunder.

G.      Licensee is unable, due to any creditor lien, judgment, law or regulation of any government of the Territory, to make payments to Licensor required under this Agreement and such inability continues for more than sixty (60) days;

H.      Any Law in the Territory or other jurisdiction materially changes the parties’ relationship or the rights under this Agreement to the detriment of Licensor; or

I.      The Licensee or any Local Operator, or any of their respective officers, employees or owners, have been convicted of a crime or have taken action that materially adversely reflects in the reputation or quality of the Licensed Services.

12.3           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  Upon termination of this Agreement, each of the parties will assist the other in the orderly termination of this Agreement and in the transfer of all property, tangible and intangible as may be necessary for the orderly business continuation of the parties.  Upon the termination of this Agreement, the rights and licenses granted to Licensee by Licensor hereunder shall terminate immediately, and Licensee shall cease all use of the Licensed Rights.  At such time, Licensee shall, at the option of Licensor, return to Licensor or destroy (with certification in writing) all copies of the Licensed Rights and any other materials containing the Trademarks or Licensor’s confidential information.

13.	TAXES

13.1           Licensee shall pay all sales, use, transfer, privilege, excise, and all other taxes of every kind and nature and all duties whether national, state or local, however designated, which are levied or imposed by reason of Licensor’s performance under this Agreement including any value-added tax or withholding tax imposed or levied under the laws of the Territory, but excluding, however, income taxes which may be levied against Licensor.

13.2           Licensee agrees that if any of the foregoing are paid by the Licensor on behalf of Licensee, Licensee shall immediately reimburse Licensor for the amount paid plus any expenses incurred by the Licensor in connection therewith and interest thereon.  In the event that Licensee is required by any applicable Law to deduct any amounts from the amounts to be paid to the Licensor under this Agreement on account of withholding taxes or any other taxes or levies of any kind, Licensee agrees that it shall pay all such additional amounts so that the net amounts received by the Licensor are the amounts specified herein.

13.3           In the event the Laws of the Territory require the withholding of taxes payable to the Governmental Authorities of such country in respect of any payment made pursuant to this Agreement by Licensee, Licensee will, without cost to Licensor or any other applicable Person, withhold and pay, on behalf of the appropriate Person, to the appropriate Government Authority, all such required tax withholdings, and Licensee will furnish to Licensor or such other appropriate Person, promptly following payment thereof, all receipts therefor duly stamped by each such Government Authority.

14.	CONSULTING BY LICENSOR

14.1           Licensor agrees that, for a period of six (6) months from the Effective Date (the "Initial Consulting Period"), the Licensor will render certain consulting services to Licensee relating to the marketing, management, implementation and operation of its business as relates to the Clinics and Licensor's use of the Licensed Rights within the Territory.  The consulting services to be rendered shall include, but not be limited to, those specified on the attached Exhibit "F" (the "Consulting Services").  The Licensor shall have no management authority or responsibility as to the operations of the Licensee’s clinics or the business of the Licensee.  The Consulting Services shall be rendered on an as needed basis, as may be determined by mutual agreement the Licensee and Licensor.  To the extent Licensor determines that such Consulting Services can effectively be rendered by telephone, teleconference, computer/Internet or such other means, without Licensor or its designated agents being physically present, Licensor may effect such Consulting Services as it may deem necessary or appropriate.  During the Initial Consulting Period, Licensor or its designated agent will (i) provide Consulting Services to assist with the establishment of the Clinics and commercialization of the Licensed Rights consistent with the terms of this Agreement and (ii) be available to Licensee during Licensee's normal operating hours, if Licensor elected to be physically present at Licensee’s place of operations, or at such time as may be agreed upon between Licensee and Licensor, taking into consideration the time zone at which Licensor may be when Consulting Services are rendered.   During the Initial Consulting Period, Licensee shall receive the Consulting Services at no cost to Licensee, including Licensor’s travel and accommodations during any time that its physical presence within the Territory of Licensee is deemed necessary by Licensor.  After the expiration of the Initial Consulting Period, Licensor will make itself or its designated agents available to Licensee for additional Consulting Services at a per session fee at a market price, within the Territory, for professional consulting, plus actual cost.  Licensee shall be responsible for all costs associated with such additional Consulting Services.

15.	TRAINING BY LICENSOR

15.1           Licensor agrees that during the Initial Consulting Period it shall also recommend and coordinate certain training to Licensee and its professional and non-professional staff (the "Training").  Licensee shall pay the costs for such consultant recommended by Licensor.  The Training shall include, but not be limited to, the business areas that are referenced on the attached Exhibit "G" (the "Training Areas").  Training shall relate to the operation of Licensee’s clinics in furtherance of the intentions of this Agreement, the implementation of the Licensed Services as relate to the use of the Licensed Rights and the marketing of the Licensed Services of Licensee within the Territory.  The Training shall be rendered on an as needed basis as may deemed necessary by Licensor and as may be reasonably requested by Licensee during the Initial Consulting Period.  Training shall be rendered at the location designated by the Licensee or when deemed necessary by Licensor, at the designated training facility of the Licensor.  All costs for the Training, during the Initial Consulting Period, shall be paid by the Licensee, to include materials, hardware/software, equipment, and travel/accommodations, if necessary.  After the expiration of the Initial Consulting Period, Licensor will make itself or its designated agents available to Licensee for additional Training at a per session fee to be determined by Licensor, at Licensor's discretion.  Licensee shall be responsible for all costs associated with such additional Training.

16.	CERTAIN REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF LICENSOR AND LICENSEE

16.1           Representations and Warranties of Each Party.  As an inducement to enter into this Agreement, and to carry out their respective agreements set forth herein and therein, each party hereby represents and warrants, as of the date hereof, to, and agrees with, the other party, as follows, in each case subject to the specific limitations contained herein:

A.      Such warranting party (the "Warrantor") is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization.

B.      The Warrantor has full corporate power and authority to execute and deliver this Agreement, and all of the other agreements and instruments contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to comply with the terms, conditions, and provisions hereof and thereof.

C.      The execution, delivery, and performance of this Agreement, by the Warrantor have been duly authorized and approved by the board of directors or equivalent body of Warrantor and do not require any further authorization or consent of Warrantor or the stockholders thereof. This Agreement constitutes the legal, valid, and binding agreement of the Warrantor, enforceable in accordance with its respective terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, equitable principles, or similar Laws affecting legal or equitable rights generally; or, (ii) the possibility that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the tribunal before which any proceeding therefor may be brought.  Neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, or the consummation of any of the transactions contemplated hereby or thereby, or compliance with or fulfillment of the terms, conditions, and provisions hereof or thereof, in each case by Warrantor will conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under, or, in the case of Licensor only, result in the creation or imposition of any encumbrance upon any of the Licensed Rights (except for the rights thereto granted to Licensee herein and therein).  NO WARRANTY IS MADE BY LICENSOR AS TO INFRINGEMENTS OF OR BY THE LICENSED RIGHTS.  Licensee has, prior to the execution of this Agreement, with the cooperation of Licensor, had a full and fair opportunity to conduct its own due diligence review and investigation of the Licensed Rights.  Except to the extent specifically provided in this Section and without affecting any rights of Licensee as a result of the breach by Licensor of its representations and warranties, Licensee hereby accepts "as is" the legal condition of the Licensed Rights in the Territory, and the financial risks of actions or claims which may hereafter be asserted against Licensee by other Persons.

16.2           Protection and Acknowledgement of the Licensed Rights

A.      Licensed Rights Exclusive Property of Licensor.  As between Licensee and Licensor, Licensee recognizes and acknowledges the exclusive rights of Licensor to the Licensed Rights, and to all other intellectual property rights related thereto or derived therefrom, and acknowledges that all such rights are, except to the extent of the rights granted to Licensee herein, subject to the total control in their exercise by Licensor and its Affiliates. For all purposes of the relationship between Licensor and Licensee created hereunder, Licensor shall be deemed to be the sole and exclusive owner of all right, title, and interest in and to the Licensed Rights in all forms and embodiments thereof, subject only to the specific rights granted to Licensee hereunder and thereunder.  Licensee specifically acknowledges that the exclusive rights granted to it pursuant to this Agreement shall not prevent or prohibit Licensor or any licensee thereof from commercializing or otherwise utilizing (and retaining all profits from) the Licensed Rights or any other intellectual property right of Licensor in any endeavor other than as granted to Licensee pursuant to this Agreement.

B.      Licensee has no Right of Ownership in Licensed Rights.  Nothing contained in this Agreement shall be construed to confer upon Licensee any right to have the Licensed Rights registered in the name of Licensee or to vest in Licensee any right of ownership to the Licensed Rights, and Licensee shall not, directly or indirectly, register or cause to be registered, in any country or with any Government Authority, the Licensed Rights or any trademark, trade name, service mark, or other intellectual property right consisting of, similar to, and/or deceptively similar to, any of the Licensed Rights or any other intellectual property right of Licensor or any Affiliate of Licensor.

C.      Licensee will not Challenge Licensor’s Ownership of the Licensed Rights.  During the term of this Agreement, and thereafter, Licensee will not, and will not assist any other third party to:  (i) challenge the validity of Licensor’s ownership of, or right to license, the Licensed Rights or any registration or application for registration therefor; (ii) contest the fact that Licensee’s rights under this Agreement are solely those of a licensee and terminate as provided for in this Agreement; and, (iii) represent in any manner that it has any title or right to the ownership, registration, or use of the Licensed Rights in any manner except as set forth in this Agreement.

D.      Other Duties of Licensee.  Licensee shall:

i.           Hold all goodwill generated by the Licensed Rights in the Territories as trustee for Licensor.

ii.           Not intentionally or negligently cause or permit anything within Licensee’s control to occur in the Territory which may damage, endanger, or reduce the value of the Licensed Rights or any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate of Licensor.

iii.           Subject to Licensee’s right to preserve and protect its rights as granted pursuant to this Agreement, not interfere in any manner with, nor attempt to prohibit, the use or registration by Licensor, with applicable Governmental Authorities, of the Licensed Rights or any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate thereof.

iv.           Not use any name or mark similar to or capable of being confused with the trademarks, trade names, service marks, or other intellectual property rights included in the Licensed Rights or, with knowledge of such adverse use, any other trademark, trade name, service mark, or other intellectual property right of Licensor or any Affiliate thereof.

v.           Take such action in relation to the Licensed Rights as Licensor may, from time to time, reasonably require, in order to protect or promote the same, including, without limitation, the marking, subject to the requirements of applicable law, of any advertising material, signs, or other items bearing the Licensed Rights, in such manner as Licensor may reasonably require.

16.3           Licensee’s Improvements to be Licensed to Licensor.  If, at any time during the term of this Agreement, Licensee or any Local Operator, or any employee or representative thereof, shall invent, discover, or make any improvement to the Licensed Rights or any improvement which may otherwise be applicable to any Licensed Rights it shall promptly notify Licensor of the same, together with all details necessary for a proper understanding of the same, and all such improvements, and the right to obtain any relevant protection in respect thereof, shall be perpetually licensed by the appropriate Person to Licensor, with full rights to use, commercialize, and sublicense the same except for use, commercialization, or sublicense of the same which would be inconsistent with Licensee’s exclusive rights granted pursuant to this Agreement; provided, however, Licensee agrees to make reasonable payment for such improvements and shall undertake all other necessary actions, including the insertion of appropriate language in all employment agreements and or sublicense agreements with Local Operators, so that title to such improvements shall be effectively transferred from such employees and representatives.  Licensee shall provide such assistance as Licensor may reasonably require for obtaining any relevant protection in respect of any such improvement.  The ownership of each such improvement shall become the sole property of Licensor.

17.	ASSIGNMENT

17.1           By Licensee.  Licensee acknowledges that the rights and obligations of Licensee created pursuant to this Agreement are personal to Licensee, and that Licensor has entered into this Agreement in reliance upon the skill, business aptitude, management ability, integrity, moral character, and financial capacity of Licensee.

17.2           Ownership and Operation by Local Operators.  It is contemplated that the Clinics may be owned and operated by Licensee or independently owned and operated by third-party licensed physicians as sublicensees of the Licensed Rights; provided, however, that effective managerial (but not necessarily day to day operating) supervision of each Local Operator shall be continuously provided by Licensee or an Affiliate of Licensee.  Licensee shall provide notice in writing to Licensor of each and every Clinic operated by Licensee and by any Local Operator to include:

A.      Location, address and business name used by each Clinic;

B.      Name and owners of the Local Operator;

C.      Name of physician qualifying the Clinic and Local Operator and physicians employed at each Clinic; and

D.      Original acknowledgment of Licensor's ownership of Licensed Rights and confidentiality agreement executed by each Local Operator.

17.3           Effect of Transfers.  No Transfer of any right or obligation of either party permitted pursuant to the provisions hereof, including, without limitation, Transfers of rights of the Licensee to Local Operators as contemplated hereinabove, shall release or any way affect the obligations of such transferring party to the other party as provided for herein.

18.	ARBITRATION

18.1            Except as otherwise specifically provided in this "Arbitration" Section, and excepting matters involving provisional remedies as set forth in this Agreement, any controversy or claim arising out of or relating to this Agreement, or any breach hereof, including, without limitation, any claim that this Agreement, or any part thereof, is invalid, illegal, or otherwise void or voidable, shall be submitted to arbitration before and in accordance with the arbitration rules of the London Court of International Arbitration ("LCIA"), or, if the LCIA is unable to conduct the arbitration for any reason, or if both parties agree, pursuant to the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules, in which case the Appointing Authority and Administrator of the arbitration shall be the International Chamber of Commerce ("ICC"). Licensor and Licensee agree that arbitration shall be conducted on an individual, and not a class-wide or multiple plaintiff, basis. Licensor and Licensee further agree that arbitration and any and all pre-arbitration and post-arbitration hearings, proceedings, or the equivalent, shall be conducted in the English language, and this requirement shall also pertain to the preparation of any and all written materials submitted in connection therewith.

18.2           Construction.  The provisions of this "Arbitration" Section shall be construed as independent of any other covenant or provision of this Agreement; provided, however, that if a court of competent jurisdiction or properly convened arbitrators determine that any such provision is invalid or unenforceable in any respect, such court or arbitrators shall modify or interpret such provision to the minimum extent necessary to comply with applicable Law and public policy.  Notwithstanding any provision of this Agreement relating to the governing Law of this Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the internal Laws of England and Wales, without reference to the principles of comity or conflicts of Laws.

18.3           Binding Judgment; Waiver of Punitive and Exemplary Damages.  Judgment upon an arbitration award may be entered in any court having competent jurisdiction, and shall be binding, final, and non-appealable.  Licensor and Licensee hereby waive to the fullest extent permitted by Law, any right to or claim for punitive or exemplary damages against the other, and agree that, subject to the requirements of this Agreement, in the event of a dispute between them, each shall be limited to the recovery of any actual damages sustained.

18.4           Preliminary Proceedings.  Prior to the institution of any arbitration proceeding pursuant to this "Arbitration" Section, Licensor or Licensee may, at their respective option, elect to:

A.      Have the arbitrator conduct, in a separate proceeding prior to the actual arbitration, a preliminary hearing, at which hearing testimony and other evidence may be presented and briefs may be submitted, including, without limitation, a brief setting forth the then applicable statutory or common Law methods of measuring damages in respect of the controversy or claim being arbitrated; or,

B.      Submit the controversy or claim to non-binding mediation before the LCIA or another mutually agreeable mediator, in which event both parties shall execute a suitable confidentiality agreement.

18.5           Speedy Arbitration.  If the controversy or claim is for a liquidated amount not in excess of Five Hundred Thousand United States Dollars (U.S. $500,000.00), then arbitration shall be conducted in accordance with any LCIA or UNCITRAL Arbitration Rules, as applicable, for expedited procedures, and the arbitrator shall be selected in accordance with such rules and shall have experience in the licensing of intellectual property rights and medical business operations.

18.6           Site of Arbitration.  The arbitration provisions contained within this "Arbitration" Section shall be deemed to be self-executing, and shall remain in full force and effect after expiration or termination of this Agreement.  In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding such failure to appear. Arbitration shall take place in Orlando, Florida (USA), unless otherwise agreed to in writing in each specific instance by Licensor and Licensee.

18.7           Exceptions.  The obligation herein to arbitrate or mediate shall not be binding upon either party with respect to claims relating to either party’s rights to ownership of such party’s trademarks, trade names, service marks, logos, commercial symbols, slogans, trade dress, or other intellectual property rights, any amounts due and owing to Licensor or Licensee hereunder, or requests for temporary restraining orders, preliminary injunctions, or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the parties.

19.	GENERAL PROVISIONS

19.1           Headings.  The section and other headings contained herein are for convenience of reference only, and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

19.2           Notices.  Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals, and other communications (collectively, "Notices"), required or permitted to be given hereunder, shall be in writing and sent by facsimile (or by e-mail or by similar device) and by either:  (i) registered or certified air mail, postage prepaid, return receipt requested; or, (ii) special delivery service (e.g., Federal Express, DHL, UPS, etc.); addressed to the party to be so notified as follows:

If to Licensor, to:	MODULAR PROPERTIES LIMITED, INC.
498 Palm Springs Drive
Altamonte Springs, FL 32701
Attention:
Email:

with a copy to:	Alberto S. Bustamante, III, Esquire
Baker & Hostetler, LLP
Post Office Box 112
200 South Orange Avenue, 32801
Orlando, Florida 32802-0231 USA
Email: abustamante@bakerlaw.com

If to Licensee, to:	WORLDWIDE MEDASSETS,LTD
Riad El Solh Street, Box 11-3955
Beirut, Lebanon
Attention:
Email:

with a copy to:

Attention:
Email:

Each Notice sent in accordance with the requirements of this section shall be deemed effectively given upon actual receipt.  Each Person designated herein to receive any Notice or a copy thereof may change the address at which, or the Person to whom, Notice or a copy thereof is to be delivered, by Notice given in accordance with the requirements of this section.

19.3           Independent Contractor Status.  This Agreement does not create a fiduciary relationship between the parties hereto, and Licensee is and shall, at all times, remain an independent contractor.  Nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other party for any purpose. During the term of this Agreement, Licensee shall hold itself out to the public only as an independent contractor developing Territory pursuant to the Licensed Rights granted by Licensor. Licensee shall have no authority, express or implied, to act as agent of Licensor or any of its Affiliates for any purpose.  Licensee is, and shall remain, an independent contractor responsible for all obligations and liabilities of, and for all losses and damages to, the Licensee and their businesses, including, without limitation, liabilities in respect of employees, personal property, equipment, fixtures, or real property connected therewith, and for all claims or demands based upon damage or destruction of property, or based on injury, illness, or death of any Person, directly or indirectly resulting from the operation of the Clinics, and Licensee shall indemnify Licensor and its Affiliates against, hold Licensor and its Affiliates harmless from, and reimburse Licensor and its Affiliates for, any and all loss, liability, damage, claim, or expense, including, without limitation, reasonable attorneys’ fees, court or arbitration costs, and costs of investigation (whether incurred pre-trial, during trial, or upon appeal), incurred by Licensor and its Affiliates in connection with any of the foregoing.

19.4           Survival of Covenants.  Any covenant, representation, warranty, term, or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement hereunder, shall survive any such termination.

19.5           Severability.  If, for any reason, all or any part of any section, subsection, and/or provision of this Agreement is held to be invalid or unenforceable by a court or properly convened arbitrators having valid jurisdiction in an unappealable final decision to which each party hereto is a party, the same such shall not impair the operation of, or have any other effect upon, any other section, subsection, and/or provision of this Agreement as may remain otherwise valid and enforceable, and the latter shall continue to be given full force and effect and bind the parties hereto, and such invalid or unenforceable sections, subsections, and/or provisions shall be deemed limited by construction in scope and effect to the minimum extent possible to render the same valid and enforceable. In the event any such invalid or unenforceable section, subsection, and/or provision involves the payment of moneys hereunder, the parties shall mutually amend this Agreement so as to eliminate or modify, as appropriate, the invalid or unenforceable section, subsection, and/or provision, while preserving the integrity of such payments so as to permit each party hereto to receive the full economic benefits bargained for herein.

19.6           Waivers and Amendments.  No failure by any party hereto to insist upon the strict performance of any covenant, agreement, term, or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition.  No covenant, agreement, term, or condition of this Agreement, and no breach thereof, shall be waived, altered, amended, or modified except by written instrument signed by the party to be charged therewith.  Except as contained in a written waiver or amendment to this Agreement signed by the party to be charged therewith, no waiver of any breach of any covenant, agreement, term, or condition of this Agreement shall affect or alter this Agreement, but each and every covenant, agreement, term, and condition of this Agreement shall continue in full force and effect.

19.7           Language.  The English-language version of this Agreement shall govern and control any translation of this Agreement into any other language to the extent Licensee may require or request that any materials including, but not limited to, Manuals, reports, advertising, software, marks or other operating materials, to be translated or require an interpreter for oral communication for training Licensee shall be responsible for all such translation or interpreting costs and training.

19.8           Governing Law and Consent to Jurisdiction.

A.      Governing Law.  This Agreement shall be construed, enforced, and performed in accordance with the internal Laws of the United States of America.

B.      Consent to Jurisdiction.  For all purposes and disputes not covered by the agreement to arbitrate set forth herein, the parties hereto consent and agree that the courts of Orange County, Florida shall have jurisdiction over any case, claim, or dispute arising out of this Agreement.  Such jurisdiction shall include, without limitation, the following:

i.           matters involving provisional remedies excepted from the agreement to arbitrate as set forth in "Arbitration" Section 18.1 hereof;

ii.           entering judgment upon an arbitration award pursuant to "Arbitration" Section 18.3 hereof; and,

iii.           the exceptions to the agreement to arbitrate set forth in "Arbitration" Section 18.7 hereof.

The foregoing consent to jurisdiction shall not prevent any party hereto from bringing any action in a court having competent jurisdiction in any case where:  (x) the courts of England and Wales have refused to accept jurisdiction; (y) such a competent court otherwise has jurisdiction and refuses to recognize the jurisdiction of the courts of England and Wales; and, (z) as necessary to enforce a judgment of the courts of England and Wales or an arbitration award rendered pursuant to this Agreement.

19.9             Time of the Essence.  Time is of the essence in the performance of this Agreement by each party.

19.10           Other Licensees and Licensors.  Licensee acknowledges that other licensees of the Licensor and its Affiliates have or will be granted rights similar to those granted herein at different times, different locations, under different economics, and in different situations, and further acknowledges that the economic circumstances and terms and conditions of such similar rights may vary substantially in form and in substance from those contained in this Agreement.

19.11           Informational Materials.  In furtherance of the respective rights of the parties contained within this Agreement, including, without limitation, any right of approval or consent, or, in the case of Licensee, to exploit the Licensed Rights granted hereunder to Licensee, each party shall be entitled to receive from the other all materials and information in the possession or control of the other party reasonably requested to enable the requesting party to exercise the rights granted to such requesting party hereunder.

19.12           Expenses.  Except to the extent otherwise provided herein, each party hereto will bear its own costs, expenses, and fees, including, without limitation, the fees and expenses of their respective legal counsel, in connection with the negotiation, preparation, and execution of this Agreement, and in connection with all due diligence reviews and investigations conducted by such party prior to the execution of this Agreement.

19.13           Standards for Licensor Consents and Approvals.  Unless a different standard is specified in a particular term or provision of this Agreement, any provision of this Agreement which specifies that a consent or approval by Licensor shall not be "unreasonably withheld or delayed," must be "reasonably" given, or words of similar effect, shall entitle Licensor, in granting or withholding any such consent or approval, to consider economic considerations of Licensor, the application of Licensor policies and procedures, public relations and publicity concerns of Licensor, and Laws applicable to Licensor.  Such considerations shall not relieve Licensor of its obligation not to unreasonably withhold or delay its consent if so specified in this Agreement.  It is the intention of the parties that, unless otherwise specified in this Agreement, Licensor shall utilize its best good faith efforts to grant or deny any requested consent or approval within thirty (30) days following the delivery to Licensor of all information reasonably necessary for Licensor to grant or deny the same.

19.14           Interest Charges.  In the event, pursuant to the terms of this Agreement, interest charges accrue in favor of any payee, amounts received by such payee following the initial date of any interest accrued shall first be applied to accrued and unpaid interest.

19.15           Confidentiality.  Except in connection with disclosures required by applicable Law, or except in connection with disclosures to arbitration or other applicable tribunals in the event of any dispute between the parties hereto in respect of the subject matter of this Agreement, or to attorneys, accountants, lending financial institutions, or directors, officers, employees, and agents of, and Persons holding equity interests in, Licensee, any Local Operator, or Licensor, on a "need to know" basis, the parties hereto shall, both during and following the termination of this Agreement, maintain the confidentiality of:  (i) the specific terms and provisions of this Agreement; and, (ii) the result of any due diligence investigation or other information supplied hereunder by a party to the other party; (iii) all confidential or proprietary information or trade secrets of Licensor included within the Licensed Rights; and (iv) any information or materials used or provided by Licensor in its consulting services or training. Licensee undertakes to acquire written confidentiality undertakings similar to that stated herein from all Local Operators, all Persons holding an equity interest in Licensee or any of the Local Operators and all directors, officers, employees, and agents of Licensee and each Local Operator the form and content of which confidentiality undertakings shall be approved by Licensor.  Such written undertakings shall be prepared for signature in English and the primarily local language used in the Territory, if other than English.  The confidentiality obligations set forth in this Section shall not be applicable with respect to information that is properly within the public domain or was in the lawful possession of the disclosing Person prior to disclosure to such disclosing Person by a party hereto.

19.16           Absence of Third Party Beneficiary Rights.  Except as otherwise specified in this Agreement, no provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee, or agent of any party hereto, or in any other Person, and all terms and provisions hereof shall be personal solely among the parties to this Agreement and their proper successors and assigns.

19.17           Franchise Laws.  It is the intention of the parties that the negotiation, execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby not trigger or be subject to the franchise Laws and regulations of any jurisdiction.

19.18           Survival.  Any covenant, representation, warranty, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

19.19           Entire Agreement; Amendments.  This Agreement (including the documents and exhibits referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Effective Date.

Signed in the presence of the following two (2) witnesses: /s/ Chris Smith ______________________________ Chris Smith Print Name: _______________________ Print Name: _______________________	Modular Properties Limited, Inc. /s/ Imad Masri By: Imad Masri Name: ______________________________ President Title: 10/5/10 Date: "Licensor"
Signed in the presence of the following two (2) witnesses: /s/ Laura Renner ______________________________ Laura Renner Print Name: _______________________ Print Name: _______________________	Worldwide Medassets, Ltd. /s/ Fredreric Stanley By: Frederic Stanley Jr. Esq. Name: ________________________________ Attorney-in-Fact Title: 10/5/10 Date: _________________________________ "Licensee"